Exhibit 10.4

GUARANTY

July 19, 2005

Wachovia Bank, National Association
1133 Avenue of the Americas
New York, New York 10036

Re:                               Lerner New York, Inc. and Lernco, Inc.

Ladies and Gentlemen:

Wachovia Bank, National Association (“Wachovia”), successor by merger to Congress Financial Corporation, as agent (in such capacity “Agent”) for the Lenders (as defined below) and the Bank Product Providers (as defined in the Loan Agreement (as defined below)), Lerner New York, Inc., a Delaware corporation (“Lerner”) and Lernco, Inc., a Delaware corporation (“Lernco” and together with Lerner and any other person now or hereafter made a party to the Loan Agreement as a ‘Borrower’, collectively referred to as “Borrowers” and individually each a “Borrower”) have entered into certain financing arrangements pursuant to which Lenders may make loans and advances and provide other financial accommodations to Borrowers as set forth in that certain Amended and Restated Loan and Security Agreement, dated as of March 16, 2004, by and among Agent, Borrowers, the persons from time to time party thereto as lenders (the “Lenders”), The CIT Group/Business Credit, Inc., in its capacity as documentation agent for the Lenders, and Wachovia, in its capacity as the arranger for the Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto, including, but not limited to, this Guaranty (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”).

Due to the close business and financial relationships between Borrowers and the undersigned (“Guarantor”), in consideration of the benefits which will accrue to Guarantor and as an inducement for and in consideration of Agent and the Lenders making or continuing to make loans and advances and providing or continuing to provide other financial accommodations to Borrowers pursuant to the Loan Agreement and the other Financing Agreements, Guarantor hereby agrees in favor of Agent and the Lenders as follows:

1.             Guaranty.

(a)           Guarantor absolutely, unconditionally and irrevocably guarantees and agrees to be liable for the full and indefeasible payment and performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of the following (all of which are collectively referred to herein as the “Guaranteed Obligations”):

(i) the Obligations (as defined in the Loan Agreement) and (ii) all costs and expenses (including, without limitation, attorneys’ fees and legal expenses) incurred by Agent or any Lender in connection with the preparation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of any Borrower’s obligations, liabilities and indebtedness as aforesaid to Agent or any Lender, the rights of Agent or any Lender in any collateral or under this Guaranty and all other Financing Agreements or in any way involving claims by or against Agent or any Lender directly or indirectly arising out of or related to the relationships between any Borrower, Guarantor or any other Obligor (as hereinafter defined) and Agent or any Lender, whether such expenses are incurred before, during or after the initial or any renewal term of the Loan Agreement and the other Financing Agreements or after the commencement of any case with respect to any Borrower or Guarantor under the United States Bankruptcy Code or any similar statute; provided, however, that Guarantor shall only be liable under this Guaranty for the maximum amount of such liability that can be hereby incurred without rendering this Guaranty, as it relates to Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.

(b)           This Guaranty is a guaranty of payment and not of collection.  Guarantor agrees that Agent need not attempt to collect any Guaranteed Obligations from any Borrower, Guarantor or any other Obligor or to realize upon any collateral, but may require Guarantor to make immediate payment of all of the Guaranteed Obligations to Agent, for itself and for the benefit of the Lenders and the Bank Product Providers, when due, whether by maturity, acceleration or otherwise, or at any time thereafter.  Agent may apply any amounts received in respect of the Guaranteed Obligations to any of the Guaranteed Obligations, in whole or in part (including attorneys’ fees and legal expenses incurred by Agent or any Lender with respect thereto or otherwise chargeable to any Borrower, Guarantor or any other Obligor) and in such order as Agent may elect.

(c)           Payment by Guarantor shall be made in U.S. dollars to Agent at the office of Agent from time to time on demand as Guaranteed Obligations become due.  Guarantor shall make all payments to Agent on the Guaranteed Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind.  One or more successive or concurrent actions may be brought hereon against Guarantor either in the same action in which any Borrower or any other Obligor is sued or in separate actions.  In the event any claim or action, or action on any judgment, based on this Guaranty is brought against Guarantor, Guarantor agrees not to deduct, set-off, or seek any counterclaim for or recoup any amounts which are or may be owed by Agent or any Lender to Guarantor.

2.             Waivers and Consents.

(a)           Notice of acceptance of this Guaranty, the making of loans and advances and providing other financial accommodations to Borrowers and presentment, demand, protest, notice of protest, notice of nonpayment or default and all other notices to which any Borrower or Guarantor is entitled are hereby waived by Guarantor.  Guarantor also waives notice of and hereby consents to, (i) any amendment, modification, supplement, waiver, extension, renewal, or restatement of the Loan Agreement and any of the other Financing Agreements, including, without limitation, extensions of time of payment of or increase or decrease in the amount of any of the Guaranteed Obligations, the interest rate, fees, other charges, or any collateral, and the guaranty made herein shall apply to the Loan Agreement and the other Financing Agreements and the Guaranteed Obligations as so amended, modified, supplemented, renewed, restated or extended, increased or decreased, (ii) the taking, exchange, surrender and releasing of collateral or guarantees now or at any time held by or available to Agent or any Lender for the obligations of any Borrower or any other party at any time liable on or in respect of the Guaranteed Obligations or who is the owner of any property which is security for the Guaranteed Obligations (individually, an “Obligor” and collectively, the “Obligors”), (iii) the exercise of, or refraining from the exercise of any rights against any Borrower or any other Obligor or any collateral, (iv) the settlement, compromise or release of, or the waiver of any default with respect to, any of the Guaranteed Obligations and (v) any financing by Agent or any Lender of any Borrower under Section 364 of the United States Bankruptcy Code or consent to the use of cash collateral by Agent or any Lender under Section 363 of the United States Bankruptcy Code.  Guarantor agrees that the amount of the Guaranteed Obligations shall not be diminished and the liability of Guarantor hereunder shall not be otherwise impaired or affected by any of the foregoing.

(b)           No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations shall affect, impair or be a defense to this Guaranty, nor shall any other circumstance which might otherwise constitute a defense available to or legal or equitable discharge of any Borrower in respect of any of the Guaranteed Obligations, or Guarantor in respect of this Guaranty, affect, impair or be a defense to this Guaranty.  Without limitation of the foregoing, the liability of Guarantor hereunder shall not be discharged or impaired in any respect by reason of any failure by Agent to perfect or continue perfection of any lien or security interest in any collateral or any delay by Agent in perfecting any such lien or security interest.  As to interest, fees and expenses, whether arising before or after the commencement of any case with respect to any Borrower under the United States Bankruptcy Code or any similar statute, Guarantor shall be liable therefor, even if such Borrower’s liability for such amounts does not, or ceases to, exist by operation of law.  Guarantor acknowledges that neither Agent nor any Lender has not made any representations to Guarantor with respect to any Borrower, any other Obligor or otherwise in connection with the execution and delivery by Guarantor of this Guaranty and Guarantor is not in any respect relying upon Agent or any Lender or any statements by Agent or any Lender in connection with this Guaranty.

(c)           To the fullest extent permitted by law, Guarantor hereby irrevocably and unconditionally waives and relinquishes all statutory, contractual, common law, equitable and all other claims against all Borrowers, any collateral for the Guaranteed Obligations or other assets of any Borrower or any other Obligor, for subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect to sums paid or payable to Agent or any Lender by Guarantor hereunder and Guarantor hereby further irrevocably and unconditionally waives and relinquishes any and all other benefits which Guarantor might otherwise directly or indirectly receive or be entitled to receive by reason of any amounts paid by or collected or due from Guarantor, any Borrower or any other Obligor upon the Guaranteed Obligations or realized from their property.  The foregoing waiver of rights is made in favor of Agent and the Lenders only and shall not be deemed a waiver of such rights for the benefit of any other creditors of any Borrower, Guarantor or any other Obligor.

(d)           Guarantor hereby irrevocably and unconditionally waives and relinquishes any right to revoke this Guaranty that Guarantor may now have or hereafter acquire.

(e)           Without limiting the generality of any other waiver or other provision set forth in this Guaranty, Guarantor hereby irrevocably and unconditionally waives all rights and defenses arising out of an election of remedies by Agent, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guaranteed Obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against any Borrower.

(f)            Without limiting the generality of any other waiver or other provision set forth in this Guaranty, Guarantor waives all rights and defenses that Guarantor may have because the Guaranteed Obligations are secured by real property.  This means, among other things: (i) Agent may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by any Borrower; and (ii) if Agent forecloses on any real property collateral pledged by any Borrower: (A) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (B) Agent may collect from Guarantor even if Agent, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from such Borrower.  This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because the Guaranteed Obligations are secured by real property.

(g)           Without limiting the generality of any other waiver or other provision set forth in this Guaranty, Guarantor hereby irrevocably and unconditionally waives and relinquishes, to the maximum extent such waiver or relinquishment is permitted by applicable law, all rights to interpose claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Guaranty, Guarantor’s obligations hereunder, or any matter arising from or related to the foregoing.

3.             Subordination.  Payment of all amounts now or hereafter owed to Guarantor by any Borrower or any other Obligor is hereby subordinated in right of payment to the indefeasible payment in full to Agent, for itself and for the benefit of the Lenders and the Bank Product Providers, of the Guaranteed Obligations and all such amounts and any security and guarantees therefor are hereby assigned to Agent, for itself and for the ratable benefit of the Lenders and Bank Product Providers, as security for the Guaranteed Obligations.

4.             Acceleration.  Notwithstanding anything to the contrary contained herein or any of the terms of any of the other Financing Agreements, the liability of Guarantor for the entirety of the Guaranteed Obligations shall mature and become immediately due and payable upon the acceleration of the Guaranteed Obligations.

5.             Account Stated.  The books and records of Agent showing the account between Agent, the Lenders and Borrowers shall be admissible in evidence in any action or proceeding against or involving Guarantor as prima facie proof of the items therein set forth, and the monthly statements of Agent rendered to Borrowers, to the extent to which no written objection is made within thirty (30) days from the date of sending thereof to Borrowers, shall be deemed conclusively correct and constitute an account stated between Agent, the Lenders and Borrowers and be binding on Guarantor.

6.             Termination.  This Guaranty is continuing, unlimited, absolute and unconditional.  All Guaranteed Obligations shall be conclusively presumed to have been created in reliance on this Guaranty.  This Guaranty may not be terminated and shall continue so long as either (a) the Loan Agreement shall be in effect (whether during its original term or any renewal, substitution or extension thereof) or (b) any non-contingent Guaranteed Obligations shall be outstanding.

7.             Reinstatement.  If any payment of any Guaranteed Obligations is invalidated, declared to be fraudulent or preferential, set aside, rescinded, or if after receipt of any payment of, or proceeds of collateral applied to the payment of, any of the Guaranteed Obligations, Agent or any Lender is required to surrender, return or otherwise restore such payment or proceeds to any Person for any reason, then the Guaranteed Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Guaranty shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender.  Guarantor shall be liable to pay to Agent and the Lender, and does indemnify and hold Agent and the Lenders harmless for the amount of any payments or proceeds rescinded, invalidated, surrendered or returned.  This Section 7 shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds.  This Section 7 shall survive the termination of this Guaranty.

8.             Amendments and Waivers.  Neither this Guaranty nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Agent and otherwise in accordance with the terms of the Loan Agreement, and as to any amendments, as also signed by an authorized officer of Guarantor.  Agent shall not by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or any Lender’s rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Agent.  Any such waiver shall be enforceable only to the extent specifically set forth therein.  A waiver by Agent of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

9.             Corporate Existence, Power and Authority.  Guarantor is a corporation duly organized and in good standing under the laws of its state or other jurisdiction of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on the financial condition, results of operation or businesses of Guarantor or the rights of Agent or any Lender hereunder or under any of the other Financing Agreements.  The execution, delivery and performance of this Guaranty is within the corporate powers of Guarantor, have been duly authorized and are not in contravention of law or the terms of the certificates of incorporation, by-laws, or other organizational documentation of Guarantor, or any indenture, agreement or undertaking to which Guarantor is a party or by which Guarantor or its property are bound.  This Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable in accordance with its terms.

10.           Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)           The validity, interpretation and enforcement of this Guaranty and any dispute arising out of the relationship between Guarantor, Agent and the Lenders, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York (including for such purpose, Sections 5-14-1 and 5-1402 of the General Obligations Law of the State of New York) but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b)           Guarantor hereby irrevocably consents and submits to the non-exclusive jurisdiction of the state and federal courts located in the State of New York, New York Country or in the United States District Court for the Southern District of New York, whichever Agent may elect, and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Guaranty or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of Guarantor, Agent and the Lenders in respect of this Guaranty or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising and whether in contract, tort, equity or otherwise, and agrees that any dispute arising out of the relationship between Guarantor or Borrowers and Agent and the Lenders or the conduct of any such persons in connection with this Guaranty, the other Financing Agreements or otherwise shall be heard only in the courts described above (except that Agent shall have the right to bring any action or proceeding against Guarantor or its property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on any collateral at any time granted by any Borrower or Guarantor to Agent or to otherwise enforce its rights against Guarantor or its property).

(c)           Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon Guarantor in any other manner provided under the rules of any such courts.  Within thirty (30) days after such service, Guarantor shall appear in answer to such process, failing which Guarantor shall be deemed in default and judgment may be entered by Agent against Guarantor for the amount of the claim and other relief requested.

(d)           GUARANTOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS GUARANTY OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF GUARANTOR, AGENT AND THE LENDERS IN RESPECT OF THIS GUARANTY OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  GUARANTOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT GUARANTOR OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN

EVIDENCE OF THE CONSENT OF GUARANTOR AND LENDER TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)           Neither the Agent nor any Lender shall have any liability to Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Guaranty, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on such person that the losses were the result of acts or omissions constituting gross negligence or willful misconduct of such person (as determined pursuant to a final, non-appealable order of a court of competent jurisdiction).  In any such litigation, Agent and each Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of the Loan Agreement and the other Financing Agreements.  Except as prohibited by law, Guarantor waives any right which it may have to claim or recover in any litigation with Agent or any Lender any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  Guarantor:  (i) certifies that none of Agent, any Lender or any of their respective representatives, agents or attorneys acting for or on behalf of such person has represented, expressly or otherwise, that such person would not, in the event of litigation, seek to enforce any of the waivers provided for in this Guaranty and (ii) acknowledges that in entering into this Guaranty and the other Financing Agreements, Agent and the Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 10 and elsewhere herein and therein.

11.           Notices.  All notices, requests and demands hereunder shall be in writing and (a) made to Agent at its address set forth above and to Guarantor at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

12.           Partial Invalidity.  If any provision of this Guaranty is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Guaranty as a whole, but this Guaranty shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.           Entire Agreement.  This Guaranty represents the entire agreement and understanding of this parties concerning the subject matter hereof, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

14.           Successors and Assigns.  This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of Agent, each Lender and Bank Product Providers and their respective successors, endorsees, transferees and assigns.  The liquidation, dissolution or termination of Guarantor shall not terminate this Guaranty as to such entity or as to Guarantor.

15.           Agreement to be Bound by Loan Agreement.  Guarantor hereby agrees to be bound by and to comply with the terms of each provision of the Loan Agreement that references or purports to bind a “Guarantor”, an “Obligor” or a “Subsidiary” of any Borrower (each as defined in the Loan Agreement).

16.           Construction.  All references to the term “Guarantor” wherever used herein shall mean Guarantor and its successors and assigns (including, without limitation, any receiver, trustee or custodian for Guarantor or any of its assets or Guarantor in its capacity as debtor or debtor-in-possession under the United States Bankruptcy Code).  All references to the term “Agent” or any “Lender” wherever used herein shall include their respective successors and assigns and all references to the term any “Borrower” wherever used herein shall include its respective successors and assigns (including, without limitation, any receiver, trustee or custodian for such Borrower or any of its assets or such Borrower in its capacity as debtor or debtor-in-possession under the United States Bankruptcy Code).  All references to the term “Person” or “person” wherever used herein shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.  All references to the plural shall also mean the singular and to the singular shall also mean the plural.

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IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the day and year first above written.

JASMINE COMPANY, INC.,
a Massachusetts corporation

By:	/s/ Ronald W. Ristau
Name:	Ronald W. Ristau
Title:	Chief Operating Officer,
Chief Financial Officer and Secretary